                                                                      EXHIBIT 21


                           SUBSIDIARIES OF THE COMPANY

         The following is a list of the active subsidiaries of Vector as of December 31, 2000, indicating the jurisdiction of incorporation of each and the names under which such subsidiaries conduct business. In the case of each subsidiary which is indented, its immediate parent owns beneficially all of the voting securities, except New Valley Corporation, of which BGLS Inc. and New Valley Holdings, Inc. collectively own approximately 56% of such voting securities.

            NAME OF SUBSIDIARY                  JURISDICTION OF INCORPORATION
            ------------------                  -----------------------------

     BGLS Inc.                                            Delaware
         Brooke Group Holding Inc.                        Delaware
               Liggett Group Inc.                         Delaware
         Brooke (Overseas) Ltd.                           Delaware
         New Valley Holdings, Inc.                        Delaware
               New Valley Corporation                     Delaware
         Vector Tobacco (USA) Ltd.                        Delaware

         Not included above are other subsidiaries which, if considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary, as such term is defined by Rule 1-02(w) of Regulation S-X.